Exhibit 99.1

OptimizeRx Survey Shows Providers Want to Engage with Patients on Drug Costs for Adherence and Improved Care

More than 600 providers polled, showing awareness of patients’ increasing drug costs but missed opportunity to support patient financial savings

ROCHESTER, Mich., (March 20, 2019) — OptimizeRx Corp. (NASDAQ: OPRX), a leading digital health messaging platform for the pharmaceutical industry, released its full results and findings from its Drug Cost Survey. The survey focused on prescription drug costs, yielding insights into physician perspectives on the affordability of prescription drugs and patient adherence to prescription regimens.

Released in partnership with Jane Sarasohn-Kahn, a health economist, advisor and industry influencer from THINK-Health LLC and Health Populi, the full survey findings concluded that:

The cost of prescription drugs is on the mind of physicians and patients alike.

•	The vast majority of patients raise the issue of the cost of prescription drugs with their doctors
•	Most physicians (86 percent) are comfortable discussing health care costs with patients and over 90 percent believe they have a role to play in discussing healthcare costs with patients
•	73 percent of physicians feel patient’s responsibility for cost is important when making a prescribing decision

Physicians believe a variety of factors that lead to unfilled prescriptions, including:

•	The high costs of prescribed medicines (70 percent)
•	Intolerable or unpleasant side effects (45 percent)
•	A patient’s desire not to take pills (34 percent)
•	Patients already taking too many pills (31 percent)

While doctors believe they understand the reasons for patients not filling prescriptions, too few physicians track when patients haven’t filled that script:

•	Only 5 percent of doctors “always” track an unfilled prescription and 18 percent “usually” do so
•	Taken together, that means that three-quarters of doctors are not tracking unfilled prescriptions

“According to a recent study, lack of medication adherence costs the U.S. health system as much as $528 billion in the context of possible consequences, illnesses, and deaths that result from non-optimized medication therapy,” said Sarasohn-Kahn. “Patients are at-risk of contributing to this public health challenge when they avoid filling prescriptions. There are strategies that can help to risk-manage this in order to lower care costs and improve peoples’ outcomes. We need to address this through an ecosystem-wide, holistic lens.”

Added Miriam Paramore, president of OptimizeRx: “Shared decision-making between patients and prescribers will be more important than ever, and the cost-conversations and discussions around access will be central in the patient-prescriber relationship. We’re working tirelessly to fill this communication gap so that providers can successfully address cost challenges to support consumer loyalty and trust.”

The survey was the first to be executed through OptimizeMDs, a multi-specialty physician panel created by OptimizeRx to improve the effectiveness of digital communication between pharma/life sciences and physicians at the point-of-care. Initial results were released at the Healthcare Information Management Systems Society (HIMSS) 2019 conference. OptimizeRx plans to facilitate a corollary consumer survey to gauge their perspectives on financial discussions, prescription affordability and medication adherence.

The full position paper and survey results can be downloaded at info.optimizerx.com/survey-results. For more information on OptimizeRx, visit www.optimizerx.com.

Conducted between January 9 and 14, 2019, the survey included responses from 642 physicians across a variety of specialties, practice and/or hospital sizes and locations across the United States. It was the first to be executed through OptimizeMDs, a multi-specialty physician panel created by OptimizeRx to improve the effectiveness of digital communication between pharma/life sciences and physicians at the point-of-care. OptimizeMDs is one of the brand support services available to pharmaceutical manufacturers.

About OptimizeRx

OptimizeRx® (NASDAQ: OPRX), a digital health company, connects pharmaceutical companies to patients and providers, offering greater affordability, adherence and brand awareness at the point-of-care. As the nation’s largest point-of-prescribe promotional platform for the pharmaceutical industry, OptimizeRx provides a direct channel for pharma companies to communicate with healthcare providers right within their workflow and also directly to patients.

The cloud-based solution supports patient adherence to medications and better healthcare outcomes with real-time access to financial assistance, prior authorization, education and critical clinical information. OptimizeRx provides more than half of the ambulatory patient market with access to these benefits through leading EHR platforms like Allscripts, Amazing Charts and Quest, and directly via its mobile communications platform.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

(Tel) 860-800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team